Exhibit 3.9
LIMITED LIABILITY COMPANY AGREEMENT
OF
CALSPAN TECHNOLOGY ACQUISITION LLC

The undersigned, being the sole member of CALSPAN TECHNOLOGY ACQUISITION LLC, a Delaware limited liability company (the “Company”), does hereby execute this Limited Liability Company Agreement of the Company (this “Limited Liability Company Agreement”) effective as of this 12th day of January 2024.
RECITALS
WHEREAS, the Company was originally formed as a Delaware corporation under the name Calspan Technology Acquisition Corporation on the 13th day of July 2020, upon the filing of its Certificate of Incorporation with the Secretary of State of the State of Delaware; and
WHEREAS, pursuant to Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Limited Liability Company Act, the Company converted to a Delaware limited liability company on the 11th day of January 2024.
ARTICLE I
MEMBER
CTHC LLC is hereby admitted to the Company as the sole member of the Company (the “Member”).
ARTICLE II

OFFICE
The principal office of the Company shall be located at 358 E Fillmore Ave, St. Paul, MN 55107 (the “Principal Office”). The Company may have such other offices as the Member may designate or as the business of the Company may require.
ARTICLE III

PURPOSE
The sole purpose for which the Company is organized is to conduct any lawful business purpose as defined in the Delaware Limited Liability Company Act. The Company shall have all of the powers granted to a limited liability company under the laws of the State of Delaware.
ARTICLE IV

DURATION OF THE COMPANY
The Company shall continue in perpetuity unless terminated sooner by operation of law or by decision of the Member.

ARTICLE V

CAPITAL CONTRIBUTIONS
The Member may in the future contribute any additional capital deemed necessary by the Member for the operation of the Company.
ARTICLE VI

OWNERSHIP OF MEMBERSHIP INTERESTS
The Member shall own all of the membership interests in the Company and the Member shall have a 100% distributive share of the Company’s profits, losses and cash flow.
ARTICLE VII

MANAGEMENT
    The Member will manage the affairs of the Company, but shall be entitled to appoint or authorize representatives, including, but not limited to, such officers as the Member may deem necessary, to act on behalf of the Company and to delegate the authority otherwise reserved to the Member to such representatives. The signature of the Member of the Company shall be sufficient to bind the Company with respect to any matter on which the Member shall be required or entitled to act. The Member has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company. A copy of this Limited Liability Company Agreement may be shown to third parties (and all third parties may rely hereupon) in order to confirm the identity and authorization of the Member.

ARTICLE VIII

PLEDGE OF MEMBERSHIP INTEREST
Notwithstanding any other provision in this Limited Liability Company Agreement, the Member shall be entitled to pledge its membership interest, including all interests, economic rights, voting rights, control rights and status rights as a member, to, and otherwise grant a lien and security interest in its membership interest and all of its right, title and interest under this Limited Liability Company Agreement in favor of, any lender to the Company or an affiliate of the Company (or an agent on behalf of such lender) without any further consents, approvals or actions required by such lender (or agent), the Member, the Company or any other person under this Limited Liability Company Agreement or otherwise. So long as any such pledge of or security interest in the Member’s membership interest is in effect, no consent of the Company or the Member shall be required to permit a pledgee thereof to be substituted for the Member under this Limited Liability Company Agreement upon the exercise of such pledgee’s rights with respect to such membership interest. Notwithstanding anything contained herein to the contrary, and without complying with any other procedures set forth in this Limited Liability Company Agreement, upon the exercise of remedies in connection with a pledge or hypothecation, (a) the lender (or agent) or transferee of such lender (or agent), as the case may be, shall become a member under this Limited Liability Company Agreement and shall succeed to all of the rights and powers, including the right to participate in the management of the business and affairs of the Company, and shall be bound by all of the obligations, of a member under this Limited Liability Company Agreement without taking any further action on the part of such lender (or agent) or transferee, as the case may be, and (b) following such exercise of remedies, the pledging Member shall cease to be a member and shall have no further rights or powers under this Limited Liability Company Agreement. The execution and delivery of this Limited Liability Company Agreement by the Member shall constitute any necessary approval of such Member under the Delaware Limited Liability Company Act to the foregoing provisions of this Article VIII. So long as any pledge of the Member’s membership interest is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee. All of the foregoing shall be subject to the limitations and other provisions applicable to the exercise of remedies contained in each of the Collateral Agreements. For purposes of the foregoing, “Collateral Agreements” means (1) the Guarantee and Collateral Agreement, dated as of June 23, 2006, as amended and restated as of December 6, 2010, as further amended and restated as of February 14, 2011, and as further amended and restated as of February 28, 2013 (as further amended, restated, amended and restated, supplemented, or otherwise modified from time to time), among the Member, certain affiliates of the Member and Goldman Sachs Bank USA, as collateral agent, (2) the Pledge and Security Agreement, dated as of February 13, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Member, certain affiliates of the Member and The Bank of New York Mellon Trust Company, N.A., as the U.S. collateral agent, (3) the Pledge and Security Agreement, dated as of February 24, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Member, certain affiliates of the Member and The Bank of New York Mellon Trust Company, N.A., as the U.S. collateral agent, and (4) other security agreements, guarantee agreements and pledge agreements that the Company may enter into from time to time.

ARTICLE IX

BOOKS AND RECORDS
The Company books shall be maintained at the Principal Office. The fiscal year of the Company shall end on such date in each year as shall be designated from time to time by the Member. The Member shall cause all known business transactions pertaining to the purpose of the Company to be entered properly and completely into said books. The Member will prepare and file on behalf of the Company all tax returns in a timely manner.
ARTICLE X

AMENDMENTS
This Limited Liability Company Agreement may be amended by a written instrument adopted by the Member and executed by the Member at any time, for any purpose, at the sole discretion of the Member.
ARTICLE XI

INDEMNIFICATION
To the fullest extent permitted by law, the Company shall defend, indemnify, and save harmless the Member and any officers of the Company (each an “Indemnified Person”) for all loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) incurred by reason of any demands, claims, suits, actions, or proceedings arising out of (a) the Indemnified Person’s relationship to the Company or (b) such Indemnified Person’s capacity as an officer, except for such loss, liability, damage, cost, or expense as arises out of the theft, fraud, willful misconduct, or gross negligence by such Indemnified Person. To the fullest extent permitted by law, expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding, and not less often than monthly upon receipt of an undertaking by and on behalf of the Indemnified Person to repay such amount if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XI shall continue for a person who has ceased to be an officer and inures to the benefit of the heirs, executors and administrators of such a person.

    The Company may obtain, at the expense of the Company, directors and officers insurance coverage in an amount and on such terms as determined by the Member.

ARTICLE XII

BANKING
    All funds of the Company shall be deposited in one or more Company checking accounts as shall be designated by the Member, and the Member is authorized to sign any such checks or withdrawal forms.

ARTICLE XIII

APPLICABILITY OF UCC ARTICLE 8
    The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing membership interests in the Company, if any, shall bear the following legend:
“This certificate evidences an interest in Calspan Technology Acquisition LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”
No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.
ARTICLE XIV

MISCELLANEOUS
This Limited Liability Company Agreement is made by the Member for the exclusive benefit of the Company, its Member, and its successors and assignees. This Limited Liability Company Agreement is expressly not intended for the benefit of any creditor of the Company or any other person or entity. Except and only to the extent provided by applicable statute or otherwise in this Limited Liability Company Agreement, no such creditor or third party shall have any rights under this Limited Liability Company Agreement or any agreement between the Company and the Member with respect to any capital contribution or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the Member has hereunto set its hand effective the day and year first written above.

        CTHC LLC, sole member

By:	/s/ Jessica L. Warren
Name:	Jessica L. Warren
Its:	Secretary